EXHIBIT 4.1
                                                                     -----------

                             ATTORNEYS ONLINE, INC.
                              186 P.C.N.A. PARKWAY
                            LAKE HELEN, FL 32744-0280

                                October 28, 1999

VIA FACSIMILE 916-652-9433
VFR, Inc.
Attention: Frank Rowley, President


Dear Mr. Rowley:

         This letter (the "Agreement") contains the agreement of Attorneys Online, Inc. ("AOL") to purchase all right, title and interest in and to the URL or domain name known as "attorneys.com" in exchange for the consideration contained below and subject to the terms and conditions contained below:

         1. VFR, Inc. ("VFR") sells and conveys to AOL the URL or domain name known as "attorneys.com" (the "Name") and represents and warrants that it has full ownership right in and to the Name, has the power to sell the Name to AOL and all corporate authorization to carry out this agreement. By their signature below, the four individuals ratify and confirm this ownership, power and authority, subject to the rights of the Partnership and its partners. Each of the signatories to this Agreement is referred to as a "Party."

         2. As full and fair consideration for the acquisition of attorneys.com, AOL is issuing to VFR its promissory note (the "Note"), the form of which is annexed as Exhibit A, and warrants to purchase 100,000 shares of AOL's common stock (the "Warrants") exercisable for four years at $2.25 per share. The form of Warrants is annexed as Exhibit B. The Warrants shall contain customary anti-dilution and cashless exercise provisions. The exercise price has been selected using the current market price of AOL's parent, The Publishing Company of North America, Inc., and gives effect to the current condition of AOL's business.

         3. The face value of the Note shall be $100,000, which shall not bear interest.

            a. Subject to a possible extension as provided below, the Note shall be due and payable on October 28, 2003;

            b. The Note shall be secured by a security agreement in the form annexed as Exhibit C and a UCC-1 Financing Statement covering the URL known as attorneys.com;

            c. In the event of an initial public offering by AOL of its securities ("IPO"), and assuming AOL gives written notice of the filing of a registration statement with the Securities

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and Exchange Commission to VFR or its assigns at least 30 days prior to the closing of an IPO, VFR or its assigns must give to AOL, at least 10 days prior to the closing of the IPO, written notice of VFR's or its assigns' election to
(i) have the Note pre-paid in full at the applicable sum specified below or (ii) exercise the Warrants within the four year term. If AOL fails to give notice within the time specified above, VFR or its assigns shall have 20 days from the day AOL gives such written notice to notify AOL of its election referred to in the preceding sentence. If VFR elects to receive payment of the Note prior to its due date, it shall receive the following amount:

         ==============================================================
                       DATE                             AMOUNT
         ------------------------------------ -------------------------
              Prior to October 28, 2000                $ 25,000
         ------------------------------------ -------------------------
              Prior to October 28, 2001                $ 50,000
         ------------------------------------ -------------------------
              Prior to October 28, 2002                $ 75,000
         ------------------------------------ -------------------------
              Prior to October 28, 2003                $100,000
         ==============================================================



            d. In the event that prior to conversion of the Note, AOL files a voluntary petition under the United States bankruptcy laws or the insolvency laws of any state, or a creditor of AOL files a petition under the United States bankruptcy laws or the insolvency laws of any state, the Note shall become in default as of one minute prior to the filing of such petition or other pleading and VFR, or its assigns, shall be entitled to all of the rights of a secured creditor, including, but not limited to reacquiring attorneys.com in lieu of receiving payment for the Note; and

            e. If as of the due date of October 28, 2003, the Note has not been paid as provided in this letter agreement, AOL may extend the due date of the Note for an additional period of 9 years and increase the face value of this Note to $500,000 by paying the sum of $50,000 to VFR or its assigns on October 28, of each year commencing 2003 through 2112.

         4. The Warrants expire upon the closing of an IPO if VFR or its assigns elect to have the Note paid. In no event shall VFR or its assigns be entitled to receive payment of the Note and exercise the Warrants. In the event that at the time of the effective date of the IPO, there are more than 15,000,000 shares of common stock of AOL outstanding, the number of Warrants shall be increased by the following formula:

            (i) The product of 100,000 times the actual number of shares of common stock of AOL outstanding shall be divided by

            (ii) 15,000,000 and the resulting sum shall be the number of Warrants 5. Upon delivery of the Note, Security Agreement, UCC-1 and Warrants, and execution of this Agreement, VFR shall take all necessary steps to promptly transfer
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attorneys.com to AOL.

         6. AOL represents and warrants that it has obtained all necessary authorization for it to execute and deliver this Agreement and carry out its terms.

         7. Enforcement of Agreement. In the event of a dispute arising under this Agreement, the Note or the Warrants, the dispute shall be settled by binding arbitration as provided below:

            a. The arbitration shall be conducted by a single, neutral arbitrator, hereinafter referred to as the "Arbitrator" in accordance with the provisions of California Code of Civil Procedure Section 1280, et seq.

            b. Upon the written request for arbitration by any Party, the Parties shall within ten days select an Arbitrator from the judicial arbitrators list of Placer County, California. The Party, or representative of, the Party requesting arbitration shall contact the Arbitrator and retain his services, said Party, subject to paragraph 7(d)(6) shall be responsible for all fees.

            c. The Arbitrator shall commence hearings within sixty (60) days of being retained, hearings shall not be recessed for longer than ten days. The Arbitrator shall render a decision within thirty (30) days of the conclusion of hearings.

            d. The Arbitrator shall exercise the powers conferred by law and by this Agreement in accordance with the provisions of California Code of Civil Procedure Section 1280, et seq., except:

            (1) In addition to making a written award, the Arbitrator shall set forth a written "Arbitration Award and Statement of Decision" containing those elements described in California Code of Civil Procedure Sections 632 and 1283.4, including issues submitted for decision by the Parties pursuant to
Section 632.

            (2) The Arbitration Award and Statement of Decision shall be detailed and shall address all issues controverted or contested by the Parties, explaining the factual and legal basis for the decision and citing legal authority therefor.

            (3) Except as provided herein, the decision of the Arbitrator shall be based on the then existing statutes and case law of the State of California as such statutes are required to be applied in a trial before an elected judge. The Arbitrator shall receive, exclude, and consider evidence solely as provided by the California Evidence Code and relevant case law. The remedies and relief which the Arbitrator may fashion shall be strictly limited to those expressly provided by law or this Agreement.

            (4) This Agreement shall be interpreted so as to limit rather than to expand the powers of the Arbitrator. The Arbitrator shall not have the broad scope of authority set forth by the majority in Advanced Micro Devices, Inc. v. Intel Corporation (1994) 9 Cal.4th 362

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[36Cal.Rptr.2d 582; 885 P.2d 994]. The Parties hereby expressly limit the scope of authority of the Arbitrator to that set forth by the dissent in Advanced Micro Devices, Inc. v. Intel Corporation.

            (5) In the event that the Arbitration Award and Statement of Decision is, upon its face, contrary to California law and/or this Agreement, it shall be of no force or effect and the Parties shall be free to seek appropriate relief in a court of law. Pursuant to this Agreement, such relief may include, in the discretion of the court: (i) correction of the Arbitration Award and Statement of Decision in the manner of California Code of Civil Procedure
Section 1286.2; (ii) vacation of the Arbitration Award and Statement of Decision with remand for further hearing before the same or a new arbitrator.

            (6) The Arbitrator may award attorneys' fees and costs as he shall deem just and proper, or at his election defer to a determination by the Court after entry of judgment.

         8. All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:


                  The Company:              Attorneys Online, Inc.
                                            186 P.C.N.A. Parkway
                                            Lake Helen, FL 32744-0280





or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

         If the foregoing is acceptable to you, please execute a copy of this letter agreement in the place provided and return it to us by facsimile.

                                            Sincerely yours,

                                            /s/ Peter S. Balise
                                            --------------------------
                                            Peter S. Balise, President
PSB:as
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         We hereby agree to the terms of the foregoing letter agreement and the undersigned do hereby agree that the Internet domain name "attorneys.com" is and at all times has been the property of an equal Partnership among Frank L. Rowley, James J. Grace, Jerome D. Artz, and Gerald J. Brentnall, Jr. The undersigned further agree that "attorneys.com" was and is held in the name or names of VFR, Inc. and/or Gerald Brentnall, Jr. solely as a convenience for the undersigned. VFR, Inc. and/or Gerald J. Brentnall, Jr. are authorized to execute any and all documents and to take any and all actions necessary to protect the interests of said Partnership and shall be held harmless for all such actions taken in good faith.


/s/ Frank L. Rowley                         October 28, 1999
-----------------------------               ----------------
FRANK L. ROWLEY, PERSONALLY &                     DATE
AS PRESIDENT OF VFR, INC.


/s/ James J. Grace                          October 28, 1999
-----------------------------               ----------------
JAMES J. GRACE                                    DATE


/s/ Jerome D. Artz                          October 28, 1999
-----------------------------               ----------------
JEROME D. ARTZ                                    DATE



-----------------------------               ----------------
GERALD J. BRENTNALL, JR.                          DATE







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October 28, 1999

To:      PCNA, Inc.

From:    attorneys.com

Any and all communications or notices, and any distributions, arising from the sale of attorneys.com shall be made to the following persons and addresses. All distributions shall be in equal shares.


FRANK L. ROWLEY
P.O. Box 7
Loomis, CA  95650
                                            ----------------------------

JAMES J. GRACE
P.O. Box 7
Loomis, CA  95650
                                            ----------------------------

JEROME D. ARTZ
P.O. Box 7
Loomis, CA  95650
                                            ----------------------------

GERALD J. BRENTNALL, JR.
P.O. Box 351
Loomis, CA  95650                           /s/ Gerald J. Brentnall, Jr.
                                            ----------------------------




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